Exhibit 10.24

PRIVATE AND CONFIDENTIAL

January 10, 2020

William E. Begley, Jr.

Dear Mr. Begley

Re:	Employment Agreement

As you know, you do not currently have a written employment agreement with Discovery Energy Corp. (“Discovery” or “Company”). The purpose of this letter is to provide the written terms and conditions under which your services are to be provided to Discovery. The effective date of this Agreement is March 1, 2019 (the “Effective Date”).

1. Term

This Agreement shall be effective as of the Effective Date, and shall continue in full force and effect unless terminated in accordance with the “Termination” section below.

2. Duties and Responsibilities

As President and Chief Financial Officer, you shall perform such duties and assume such responsibilities inherent in and consonant with such positions. You shall further perform such reasonable additional duties and responsibilities as Discovery may require and assign to you. You shall report to the Board of Directors of Discovery (the “Board”).

3. Salary

You will be provided with an annual base salary in the amount of US$150,000.00 (the “Salary”), less applicable withholding and other lawful deductions, payable in accordance with Discovery’s customary payroll practices with respect to time and manner of payment. Your Salary shall be subject to review and a possible increase (but not decrease) at the sole discretion of the Board of Directors (the “Board”).

4. Expense Reimbursement

Discovery shall reimburse you for any reasonable and customary out-of-pocket expenses incurred in the course of performing your duties and responsibilities under this Agreement.

William E. Begley, Jr. January 10, 2020 Page 2

5. Bonus

You shall be eligible for a discretionary bonus in cash or in equity (the “Bonus”). Unless you and Discovery expressly agree otherwise in writing, entitlement to a bonus, if any, shall be declared by the Board in its sole discretion.

6. Benefits

You shall be entitled, if not restricted by the terms of the plans, to participate in all benefits plans provided to Discovery employees in accordance with their terms and as may be amended from time to time by Discovery.

7. Equity Incentive Plan

You will be allowed, if not restricted by the terms of the plan, to participate in any equity incentive plan that Discovery has established or in the future establishes (a “Plan”) in which you are eligible to participate in accordance with the terms of the Plan as they may be amended from time to time by Discovery; provided, however, you shall be entitled to participate in a Plan only at the time you meet the eligibility criteria established for the Plan. Your eligibility shall be determined separately for each Plan, and all determinations shall be made by the parties charged with responsibility for such determinations in the Plan (the “Administrator”). Unless otherwise expressly agreed upon in writing, your awards under a Plan, if any, shall be declared by the Administrator in its sole discretion. Alternatively, you and such parties may agree in writing upon a criterion for your earning a stipulated award upon the achievement of stipulated goals. Discovery is under no obligation to establish any Plan, and this Section 7 shall not be interpreted to require the establishment of any Plan. The terms of any Plan existing, established, or provided hereafter do not constitute a part of this Agreement and are not incorporated herein for any purpose.

8. Confidential Information

The term “Confidential Information” means information and data not known generally outside Discovery concerning Discovery’s business and technical information, including, without limitation, information relating to Inventions, as defined below, customer lists, pricing policies, lists of suppliers, patents, trademarks, payment terms, terms of sale including special customer discounts or concessions, customer sales volumes, marketing knowledge and/or information, production knowledge and/or information and knowledge or information regarding Discovery’s competitors.

It is understood that Confidential Information does not include:

(a) information which is or becomes generally available to the public or within the industry through no act or omission on your part; or

(b) information which is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that you shall, as soon as practicable, give Discovery prior written notice of such required disclosure in order to afford Discovery an opportunity to seek a protective order (it being agreed that if a protective order is not sought or obtained in such circumstances, you may disclose such information without liability).

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You agree that all Confidential Information is the property of Discovery and shall remain so and that the disclosure of any Confidential Information would be highly detrimental to the best interests of Discovery and could severely damage the economic interests of Discovery. Except as otherwise herein provided, you agree that during the term of this Agreement and thereafter, you will hold in strictest confidence, and will take all necessary precautions against unauthorized disclosure of, and will not use or disclose to any person, firm or corporation, without the written authorization of Discovery, any of the Confidential Information, except as such use or disclosure may be required in connection with your work for Discovery hereunder or by applicable law. You understand that this Agreement applies to computerized and electronic, as well as written information.

Upon and following the termination of this Agreement, you agree that no Confidential Information that is in written, computerized, machine-readable, model, sample, or other form capable of physical delivery will be taken without the prior written consent of Discovery. You also agree that, upon the termination of this Agreement, you shall promptly return to Discovery all such materials, along with all other property of Discovery, in your possession, custody or control and you shall make no further use of same. Should you discover any such items after the termination of this Agreement, you agree to return them promptly to Discovery without retaining copies of any kind.

9. Inventions

The term “Inventions” means any intellectual property of Discovery including without limitation, all technological innovations, discoveries, inventions, designs, formulae, know-how, tests, performance data, processes, production methods, software, improvements to all such property and the like, regardless of whether or not patentable, copyrightable, or subject to trademark and further includes any recorded material, notes or records defining, describing or illustrating any such intellectual property.

With respect to any and all Inventions which you, either alone or together with others, make, conceive, originate, devise, discover, develop or produce, in whole or in part, during the period of the Agreement with Discovery hereunder or during, in whole or in part, the twelve (12) months period after the termination of the Agreement hereunder, and which such Inventions arise or relate, directly or indirectly, to your performance of your obligations under this Agreement delivered hereunder, you agree:

(a) to keep notes and written records of any such work, which records shall be provided to Discovery and made available at all times for the purposes of evaluation and use in obtaining patents, trademarks or copyrights or as a protective procedure;

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(b) to disclose fully and promptly to Discovery any and all such Inventions, regardless of whether or not made, conceived, originated, devised, discovered, developed or produced by you either during your working hours or in connection with the work assigned to you by Discovery; that all models, instructions, drawings, blueprints, manuals, letters, notes, notebooks, books, memoranda, reports, software code listings, or other writings made by you or which may come into your possession during the Term of this Agreement and which relate in any way to or embody any Confidential Information or relate to your Agreement hereunder or any activity or business of Discovery, shall be the exclusive property of Discovery and shall be kept at such location as Discovery shall designate, except when required elsewhere in connection with any activity of Discovery and shall be available to representatives of Discovery at all times for the purpose of evaluation and use in obtaining patents, trademarks or copyrights or other protective procedures;

(c) that Discovery is and shall be the sole owner of all intellectual and industrial property rights in any and all such Inventions and that you hereby irrevocably assign and agree to assign all right, title and interest in such Inventions to Discovery or its nominee without any additional compensation to you and that you will sign all applications for, and assignments of, patents, trademarks, copyrights or other interests therein required by Discovery and that you will sign all other writings and perform all other acts necessary or convenient to carry out the terms of this Agreement;

(d) that these obligations under this Article shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by you during the period of and in connection with your employment with Discovery (or any of its affiliates) and for the twelve (12) months period after the Agreement ceases, and shall be binding upon your assigns, executors, administrators and other legal representatives; and

(e) to irrevocably waive any and all of your moral rights in any such Inventions.

10. Non-Solicitation

You hereby covenant and agree that during the term of this Agreement and for a period of six (6) months after the cessation of this Agreement, you shall not, for whatever reason, individually or in partnership or jointly or in conjunction with any person, firm, association, syndicate, company, corporation, joint venture, partnership or entity, as principal, agent, employee, shareholder, director, officer, owner, investor, partner, or any other manner whatsoever, directly or indirectly, solicit or induce or attempt to solicit or induce any person employed by or under contract with Discovery at the date of the cessation of this Agreement to terminate his, her or its employment or contractual relationship with Discovery

William E. Begley, Jr. January 10, 2020 Page 5

11. Termination

This Agreement is terminable:

(a) by Discovery immediately at any time for “Good Cause”. If your employment is terminated for Good Cause, you shall only be entitled to receive your earned but unpaid Salary, any outstanding expense reimbursements and vested benefits. Good Cause means the occurrence of any of the following events: (i) any act of fraud, misappropriation or embezzlement by you regarding any aspect of Discovery’s business; (ii) the intentional and material breach by you of any Agreement provision; (iii) the conviction of you or the entry of a nolo contendere or equivalent plea by you in a court of competent jurisdiction in connection with a felony or a crime involving moral turpitude; (iv) gross malfeasance by you in the conduct of your duties; (v) the illegal use of drugs by you during the term of the Agreement that, in the determination of the Board, substantially interferes with the performance of your duties under the Agreement; (vi) gross neglect by you in carrying out your duties; or (vii) the breach by you of your fiduciary duties to Discovery; provided, however, that Discovery will not have “Good Cause” with respect to events (ii), (iv) and (vi) unless you have received at least thirty (30) days advanced written notice and the opportunity to cure such event and you have failed to cure the event within this thirty (30) days period;

(b) immediately upon your death. If your employment is terminated due to your death, your estate shall be entitled to any earned but unpaid Salary as well as any accrued or earned but unpaid Bonus;

(c) on a without Good Cause basis by Discovery upon providing you with a lump sum payment comprised of (i) all Salary and Bonus earned or accrued to the date of termination; (ii) twelve (12) months of Salary; and (iii) an amount equal to the highest declared Bonus in the three fiscal years immediately preceding the date of termination;

(d) by you upon providing a minimum of sixty (60) days advance written notice, which notice Discovery may, in its discretion, partially or fully waive; or

(e) by you within six (6) months of the occurrence of a “Good Reason” (defined below), in which case you will receive the Termination Fee (defined below) within thirty (30) days of the date upon which you gave notice of termination for Good Reason.

“Termination Fee” shall mean a lump sum payment representing twenty-four (24) months of the then-current Salary plus two (2) times the highest declared Bonus in the three fiscal years ending immediately preceding the year in which notice of termination of this Agreement is given by either you or Discovery, as applicable.

“Good Reason” means the occurrence of any of the followings events: (i) a material adverse change in any of your duties, powers, rights, discretion, prestige, or remuneration; (ii) a diminution of your title; or (iii) a material breach of this Agreement by Discovery; provided, however, that you will not have “Good Reason” with respect to events (i), (ii) and (iii) unless Discovery has received at least thirty (30) days advanced written notice and the opportunity to cure such event and Discovery has failed to cure the event within this thirty (30) days period.

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12. Change of Control

“Change of Control” means any of the following events: (i) any transaction or business combination or series of transactions or series of business combinations including any share sale, merger, or amalgamation pursuant to which any one or more entities (excluding entities who are now shareholders of Discovery on the date of this Agreement (hereinafter referred to as an “Acquiror”) acquires the direct or indirect beneficial ownership of securities of Discovery representing more than 50% of the aggregate votes of Discovery’s then-issued and outstanding securities; and/or (ii) the sale of all, or substantially all, of Discovery’s assets, properties and undertakings to any Acquiror; and/or (iii) the incumbent Board members cease to represent the majority of the Board members as a result of an actual or threatened election contest with respect to the election or removal of the incumbent members or other actual or threatened solicitation of proxies or consents by or on behalf of persons other than the incumbent Board members.

(a) If a Change of Control occurs, you will have the right, within sixty (60) days of the date of the Change of Control, to provide Discovery with written notice (the date such notice is given by you is referred to as the “Notice Date”), to terminate this Agreement. Upon receipt of such written notice, Discovery shall provide you with the Termination Fee. The Termination Fee is due and payable within thirty (30) days of the Notice Date.

(b) If Discovery terminates this Agreement for any reason other than Good Cause within six (6) months of a Change of Control, Discovery shall provide you with the Termination Fee within thirty (30) days of the date upon which it gives you notice of termination.

In the event that this Agreement is terminated in accordance with Subsection 12(a) or (b), all stock options and restricted stock awards held by you as of the date upon which you give or receive notice of termination shall become immediately 100% vested and exercisable in accordance with the terms of the related Plan as may be modified by this Agreement.

Any payment to you pursuant to this Change of Control provision is not intended and will not be in the nature of a penalty, will be considered by the parties to be liquidated damages and, notwithstanding anything to the contrary contained in this Agreement you shall not be obligated to mitigate such liquidated damages.

13. Make-Whole Payments.

If any payment or benefit to which you (or any person on your account) is entitled, whether under this Agreement or otherwise, in connection with a Change of Control or in connection with any termination of your employment (referred to herein as a “Payment”) constitutes a “parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and as a result thereof you are subject to a tax under Section 4999 of the Code or any successor thereto (an “Excise Tax”), Discovery shall pay to you, or to the applicable tax authorities to which tax or related withholding payments are required to be made, an additional amount (the “Make-Whole Amount”) which is intended to make you whole for such Excise Tax on an after-tax basis.

(a) The Make-Whole Amount shall be equal to (i) the aggregate amount of the Excise Tax imposed on the Payments, plus (ii) the aggregate amount of all interest, penalties, fines and additions to any tax which are imposed in connection with the imposition of such Excise Tax, to the extent not attributable to delay in payment by you, or your failure to timely apply the Make-Whole Amount to payment of tax, plus (iii) all income, excise, employment and other applicable taxes imposed on you under the laws of any federal, state, local, or foreign government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii).

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(b) For purposes of determining the Make-Whole Amount, you shall be deemed to be taxed at the highest marginal rate under all applicable federal, state, local, and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by Discovery in a cash lump sum payment within thirty (30) days after the Payment with respect to which such Excise Tax relates.

(c) All calculations under this Section 13 shall be made initially by Discovery and Discovery shall provide prompt written notice thereof to you to enable you to timely file all applicable tax returns. Upon your request, Discovery shall provide you with sufficient tax and compensation data to enable you or your tax advisor to independently make the calculations described in subparagraph (a) above, and Discovery shall reimburse you for reasonable fees and expenses incurred for any such verification.

(d) If you should give written notice to Discovery of any objection to the results of Discovery’s calculations within sixty (60) days of your receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel or a CPA firm, selected by Discovery and reasonably acceptable to you (“Tax Counsel”). Discovery shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, Discovery shall pay you the Make-Whole Amount as determined by Discovery in good faith. Discovery shall pay you any additional amount determined by Tax Counsel to be due under this Section 13 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under Section 1274(d) of the Code) within ten (10) days after such determination.

(e) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that you owe a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

(f) If a Taxing Authority makes a claim against you which, if successful, would require Discovery to make an additional payment under this Section 13, beyond the payments already made (the “Additional Make-Whole Amount”), you agree to contest the claim with counsel reasonably satisfactory to Discovery, at the written request of Discovery but subject to the following conditions:

(1) You shall notify Discovery of any such claim within twenty (20) business days of becoming aware thereof. In the event that Discovery desires the claim to be contested, it shall promptly (but in no event more than thirty (30) days after the notice from you or such shorter time as the Taxing Authority may specify for responding to such claim) request that you contest the claim. You shall not make any payment of any tax which is the subject of the claim before you have been given the notice or during the applicable period thereafter, unless you receive written instructions from Discovery to make such payment together with an advance of the Additional Make-Whole Amount, such amount to be determined as if it were an Excise Tax, in which case you will act promptly in accordance with such instructions.

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(2) If Discovery so requests, you will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by Discovery; provided, however, that any request by Discovery for you to pay the tax shall be accompanied by an advance from Discovery to you of the Additional Make-Whole Amount, such amount to be determined as if it were an Excise Tax. If directed by Discovery in writing, you will take all actions necessary to compromise or settle the claim, but in no event will you compromise or settle the claim or cease to contest the claim without the written consent of Discovery; provided, however, that you may take any such action if you waive, in writing, your right to a payment under this Section 13 for any amount payable in connection with such claim. You agree to cooperate in good faith with Discovery in contesting the claim and to comply with any reasonable request from Discovery concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of Discovery, you shall take appropriate appeals of any judgment or decision that would require Discovery to make a payment under this Section 13. Provided that you are in compliance with the provisions of this Section 13, Discovery shall be fully liable for, and indemnify, defend and hold you harmless from and against, any and all liabilities, losses, damages and penalties in connection with, and all costs and expenses, including attorneys’ fees, which are incurred (or may reasonably be expected to be incurred) as a result of contesting the claim, and shall provide you, within thirty (30) days after each written request from you, with cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by you as a result of contesting the claim.

(g) If Discovery declines to require you to contest the claim within the applicable time period, or should a Tax Authority finally determine that an additional Excise Tax is owed, then Discovery shall pay the Additional Make-Whole Amount to you in a manner consistent with this Section 13 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by Discovery or Tax Counsel as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then you shall repay such excess to Discovery within thirty (30) business days after receiving written notice of such final determination; provided that such repayment shall be reduced by the amount of any taxes paid by you on such excess that is not offset by the tax benefit attributable to the repayment. This Section 13 shall survive the termination of this Agreement.

14. Return of Property

Upon the termination of this Agreement, you will at once deliver to Discovery all documents, effects, money or other property belonging to Discovery (and any copies you may have whether electronic or otherwise) which are in your possession, charge, control or custody.

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15. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to your employment with Discovery. Other than any Plan and any equity award agreement between you and Discovery, any and all previous agreements, written or oral, expressed or implied between the parties hereto or on their behalf relating to the subject matter covered by this Agreement are hereby superseded and replaced by this Agreement, and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

16. Amendment

This Agreement may be altered, modified or amended only by a prior written instrument, duly executed by both parties hereto and stating that the alteration, modification or amendment is an addition to and subject to this Agreement.

17. Assignment

Neither this Agreement nor any rights hereunder may be assigned or obligations delegated by any party hereto without the prior written consent of the other party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Discovery is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Discovery, provided that the assignee or transferee is the successor to all or substantially all of the assets of Discovery and such assignee or transferee assumes the liabilities, obligations and duties of Discovery, as contained in this Agreement, either contractually or as a matter of law. Discovery further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever actions it legally may in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Discovery hereunder. This Agreement shall inure to the benefit of and is binding upon the successors and assigns of Discovery. As used in this Agreement, “Discovery” shall mean Discovery as previously defined and any successor thereto by operation of law or otherwise.

18.  Matters Relating to Section 409A of the Code

Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit provided hereunder (including, without limitation, any severance separation benefits) would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code (“Section 409A”), then the following provisions shall apply:

(a) Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to you under this Agreement in connection with your termination of employment that would be considered “non-qualified deferred compensation” that is subject to, and not exempt under, Section 409A, a termination of employment shall not be considered to have occurred under this Agreement unless and until such termination constitutes your “separation from service” with the Company, as such term is defined under Section 409A (“Separation from Service”).

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(b) Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance benefits payable to you pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-l(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-l(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A, and if you are deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A, then to the extent delayed payment of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A, such payment shall not be made to you before the earlier of (1) the expiration of the six (6) months period measured from the date your Separation from Service or (2) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this Section 18 shall be paid in a lump sum to you (or to your beneficiary in the event of your death). The determination of whether you are a “specified employee” for purposes of Section 409A at the time of your Separation from Service shall be made by the Company in accordance with the requirements of Section 409A.

(c) This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment under this Agreement becomes subject to (1) the gross income inclusion under Section 409A or (2) the interest and additional tax under Section 409A (collectively, “Section 409A Penalties”,) including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties. For purposes of Section 409A, each payment that you may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. If any provision of this Agreement would cause you to incur the Section 409A Penalties, the Company may, after consulting with you, reform such provision to comply with Section 409A or to preclude imposition of the Section 409A Penalties, to the full extent permitted under Section 409A.

19. Withholdings; Right of Offset

The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, foreign, and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other employee deductions made with respect to Company’s employees generally, and (c) any advances made to you and owed to Company.

20. Nonalienation

The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by you, or by your dependents or beneficiaries, or to any other person or entity who is or may become entitled to receive any such payment hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person or entity who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person or entity under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

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21. Notice

Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other party at the address for that party set forth below or under that party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other party.

To the Company:	At One Riverway Drive, Suite 1700, Houston, TX 77056.

To You:	As set forth below your signature on the signature page of this Agreement.

Each notice or other communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail (return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly notified the other party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 4:00 p.m. (local time at the recipient) on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

22. Severability

It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

23. No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

24. Waiver of Breach

No waiver by either party of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by the other party, will operate or be construed as a waiver of any subsequent breach by the other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

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25. Survival of Certain Provisions

Wherever appropriate to the intention of the parties, the respective rights and obligations of the parties hereunder shall survive any termination or expiration of this Agreement or the termination of your employment.

26. Interpretive Matters

In the interpretation of the Agreement, except where the context otherwise requires:

(a)	Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)	The terms “including” and “include” do not denote or imply any limitation.

(c)	The conjunction “or” has the inclusive meaning “and/or”.

(d)	Plurals and Genders. The singular includes the plural, and vice versa, and each gender includes each of the others.

(e)	Months. The term “month” refers to a calendar month.

(f)	References to Statutes. Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

(g)	The words “herein”, “hereof’, “herefrom”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision;

(h)	All amounts referenced herein are in U.S. dollars.

27. Governing Law; Jurisdiction

All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action or proceeding relating to this Agreement or any dispute shall be exclusively in the federal and state courts of competent jurisdiction in the Houston, Texas metropolitan area. The parties hereby consent to personal jurisdiction of such courts to adjudicate any dispute relating to or arising out of this Agreement.

28. Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.

29. Independent Legal Advice

You hereby acknowledge that you have read and understand this Agreement. You also hereby acknowledge that you have had ample opportunity to obtain independent legal advice with respect to this Agreement if you should so desire.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF the Company has caused this Agreement to be executed by its duly authorized officer on its behalf, and the executive named below has executed this Agreement on his behalf, to be effective as of the Effective Date.

DISCOVERY ENERGY, INC.

By:

Name:

Title:

Date:

William E. Begley, Jr.

Signature:	Signature:

Name:	Name:

Date:	Date:

Address for Notices: